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AGREEMENT FOR PURCHASE AND SALE OF FCC LICENSES

BY AND AMONG

LOUISIANA UNWIRED LLC

As Seller,

AND

CAMERON COMMUNICATIONS L.L.C.

As Buyer

Dated as of July 10, 2005

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AGREEMENT FOR PURCHASE AND SALE OF FCC LICENSES

This Agreement for Purchase and Sale of FCC Licenses (this “Agreement”) is entered into as of this 10th day of July, 2005 (the “Effective Date”), by and between Louisiana Unwired LLC, a Louisiana limited liability company, with its principal place of business located at One Lakeshore Drive, CM Tower, Suite 1900, Lake Charles, LA 70629 (“Seller”) and Cameron Communications L.L.C., a Louisiana limited liability company, with its principal place of business located at 101 E. Thomas Street, Sulphur, Louisiana 70663 (“Buyer”).

WHEREAS, Seller holds authorizations of the Federal Communications Commission (the “FCC”) to construct and operate a personal communication services (“PCS”) wireless telecommunications system using the spectrum described on Schedule 2.2 to this Agreement (the “Licenses”); and

WHEREAS, Seller desires to sell, assign and transfer to Buyer, and Buyer desires to purchase from Seller, the Licenses on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement. When a reference is made in this Agreement to an Article or a Section, reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the word “herein” or “hereof” is used in this Agreement, it shall be deemed to refer to this Agreement taken as a whole and not to a particular Section of this Agreement unless expressly stated otherwise.

“Affiliate” with respect to any Person means any other Person which controls, is controlled by, or is under common control with, such first-named Person, whether as a result of the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement for Purchase and Sale of FCC Licenses.

“Assignment” shall have the meaning set forth in Section 3.2(c) hereof.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in New York, New York are required or appointed to be closed.

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“Closing” means the consummation of the transactions contemplated by this Agreement as more particularly defined in Section 3.1 hereof.

“Closing Date” shall have the meaning set forth in Section 3.1 hereof.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, right of first offer or first refusal, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind.

“FCC” means the Federal Communications Commission.

“FCC Consent” means the consent of the FCC to the transfer and assignment, or the partition, transfer and assignment of the Licenses by Seller to Buyer.

“Governmental Authority” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Law” means (i) any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority, or (ii) common law.

“Licenses” shall have the meaning set forth in the Recitals to this Agreement.

“PCS” shall have the meaning set forth in the Recitals to this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or entity or Governmental Authority.

“Purchase Price” shall have the meaning set forth in Section 2.2 of this Agreement.

“US Unwired-Sprint Merger” means the transaction contemplated by that certain Agreement and Plan of Merger dated as of July 10, 2005 among Sprint Corporation, UK Acquisition Corp. and US Unwired Inc.

“Taxes” means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e. whether federal, state, local, municipal, or foreign), including, all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation, or any other similar governmental charge or imposition.

“Transaction” shall have the meaning set forth in Section 2.1 to this Agreement.

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ARTICLE 2

PURCHASE AND SALE

2.1 Purchase of Licenses. On the Closing Date, upon the terms and subject to the representations, warranties, covenants, agreements and conditions of this Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Licenses, free and clear of all Encumbrances (the “Transaction”).

2.2 Purchase Price Payable. The purchase price for the Licenses shall be an aggregate of Two Million Dollars ($2,000,000.00) (the “Purchase Price”) as further provided for in Schedule 2.2 hereto. In satisfaction of the Purchase Price and subject to Article 8 hereof, at the Closing, Buyer shall pay to Seller in cash by wire transfer of immediately available funds an amount equal to the Purchase Price.

2.3 Condition of Licenses. SELLER AND BUYER UNDERSTAND AND AGREE THAT THE LICENSES ARE BEING SOLD, ASSIGNED, CONVEYED, AND TRANSFERRED HEREUNDER “AS IS”. SELLER HAS NOT MADE AND IS NOT MAKING ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE LICENSES.

2.4 Assumed Liabilities. Buyer shall not assume, or otherwise be responsible for, any liabilities, obligations or indebtedness of Seller or any of its Affiliates or shareholders, whether direct or indirect, liquidated or unliquidated, known or unknown, whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether arising out of occurrences prior to, at or after the date hereof.

ARTICLE 3

CLOSING

3.1 Closing. Subject to the fulfillment or waiver of the parties’ respective conditions to closing set forth in Article 6 and Article 7, the closing of the sale and purchase of the Licenses (the “Closing”) shall occur at 901 Lakeshore Drive, Lake Charles, Louisiana on the later of (a) the date on which the FCC grants the FCC Consent, and (b) immediately prior to the Appointment Time (as defined in that certain Agreement and Plan of Merger among Sprint Corporation, UK Acquisition Corp. and US Unwired Inc., dated July 10, 2005 (the “Merger Agreement”).

3.2 Buyer Closing Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article 6, at the Closing Buyer shall deliver to Seller an acknowledgement to the instrument of assignment of the Licenses, substantially in the form of Exhibit 3.2(c) hereto (the “Assignment”), duly executed on behalf of Buyer, and the Purchase Price.

3.3 Seller Closing Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article 7, at the Closing Seller shall deliver to Buyer the Assignment, duly executed on behalf of Seller;

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3.4 Payment of Taxes. Buyer and Seller agree that the tax obligations of the parties, including those associated with gross receipts taxes, gains taxes (including real property gains tax or other similar taxes), transfer taxes, sales taxes, stamp taxes, and any other taxes, but excluding any Federal, State or local income taxes, payable in connection with the assignment of the Licenses pursuant hereto, shall be as established by applicable statutes and regulations. Nothing in this Agreement is intended to alter those obligations.

ARTICLE 4

CONSENTS

The only consent required for the transaction is the FCC Consent. Each party hereto covenants and agrees to act diligently and use commercially reasonable efforts to obtain, as promptly as possible, the FCC Consent as provided herein for the assignment of the Licenses to Buyer, and shall, in any event, no later than three (3) Business Days after the date of this Agreement, prepare and file appropriate applications with the FCC for the assignment of the Licenses to Buyer. Notwithstanding anything to the contrary herein, no Party nor any of its Affiliates, shall make any filing with the FCC that could adversely affect the Licenses, the transactions contemplated hereby or the obtaining of the FCC Consent. Each party hereto shall (A) promptly deliver to the other parties hereto any notice or inquiry received by it from the FCC with respect to any of the Licenses, (B) cooperate with the other parties hereto in formulating a response to any such notice or inquiry, and (C) promptly file with the FCC a response to any such notice or inquiry that is reasonably acceptable to each party. Each party shall furnish to the other parties all information concerning such party and its Affiliates reasonably required for inclusion in any application or filing for the FCC Consent to be made by Buyer or Seller or any other party in connection with the transactions contemplated hereby or otherwise to determine compliance with applicable Law.

ARTICLE 5

REASONABLE EFFORTS

Subject to the terms and conditions hereof, each of the parties hereto agrees to act diligently and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to cause the Closing to occur and to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including executing and delivering or causing to be executed and delivered such other documents, instruments, certificates and agreements as may be reasonably requested by another party hereto.

ARTICLE 6

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligation of Buyer to perform its obligations under this Agreement to be performed at Closing shall be, at the option of Buyer, subject to the satisfaction of the conditions set forth

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below on or prior to the Closing Date. These conditions are for Buyer’s sole benefit and may be waived by Buyer at any time in its sole discretion.

6.1 No Restraint or Litigation. No action, suit, litigation, investigation or proceeding shall have been instituted or threatened (i) to restrain or prohibit or otherwise challenge the transactions contemplated hereby, (ii) seeking damages or injunctive relief against Buyer or Seller in connection with the transactions contemplated hereby, other than any such litigation or proceeding commenced by or at the direction of Buyer or the shareholders of Buyer, or (iii) which would materially adversely affect the right of Buyer to own and control the Licenses following the Closing. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition of a court of competent jurisdiction having the force of law that would prevent the Closing or the consummation of the transactions contemplated hereby.

6.2 FCC Consent. The FCC Consent shall have been obtained without the imposition of any terms, conditions or provisions outside the ordinary course, and the Licenses shall be in full force and effect.

6.3 Closing Deliveries. Seller shall have delivered to Buyer each of the deliveries set forth in Section 3.3 hereof.

6.4 Simultaneous Closing. Notwithstanding anything in this Agreement to the contrary, Buyer shall not be obligated to close regarding one of the subject Licenses unless all conditions precedent to Closing have been met with respect to each of the Licenses.

6.5 Sprint-US Unwired Merger. Buyer shall not be obligated to close if the proposed US Unwired-Sprint Merger is terminated.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligation of Seller to perform its obligations under this Agreement to be performed at Closing shall be, at the option of Seller, subject to the satisfaction of the conditions set forth below on or prior to the Closing Date. These conditions are for Seller’s sole benefit and may be waived by Seller at any time in its sole discretion.

7.1 No Restraint or Litigation. No action, suit, litigation, investigation or proceeding shall have been instituted or threatened (i) to restrain or prohibit or otherwise challenge the transactions contemplated hereby, or (ii) seeking damages or injunctive relief against Buyer or Seller in connection with the transactions contemplated hereby, other than any such litigation or proceeding commenced by or at the direction of Seller or the stockholders or members of Seller, as applicable. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition of a court of competent jurisdiction having the force of law that would prevent the Closing or the consummation of the transactions contemplated hereby.

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7.2 FCC Consent. The FCC Consent shall have been obtained.

7.3 Closing Deliveries. Buyer shall have delivered to Seller each of the deliveries set forth in Section 3.2 hereof.

7.4 Simultaneous Closing. Notwithstanding anything in this Agreement to the contrary, Buyer shall not be obligated to close regarding one of the subject Licenses unless all conditions precedent to Closing have been met with respect to each of the Licenses.

7.5 Sprint-US Unwired Merger. Seller shall not be obligated to close if the proposed US Unwired-Sprint Merger is terminated.

ARTICLE 8

TERMINATION

8.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated:

(a) by the mutual written consent of Seller and Buyer;

(b) by either Buyer or Seller upon written notice to the other, if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by either Buyer or Seller upon written notice to the other, if the proposed US Unwired-Sprint Merger is terminated; or

(d) either Buyer or Seller upon written notice to the other parties hereto if the Closing shall not have occurred on or before the one (1) year anniversary of the date of this Agreement and Buyer, in the case of a termination by Buyer, or Seller, in the case of a termination by Seller, is not then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

8.2 Effect of Termination. In the event of termination of this Agreement by any party, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party (except for any liability of any party for any breach of this Agreement, in which case any non-breaching party shall have all rights and remedies available at law or in equity).

ARTICLE 9

GENERAL PROVISIONS

9.1 Confidential Nature of Information. Each party agrees that it shall, and shall cause each of its Affiliates and its and their respective shareholders, members, managers, directors, officers, employees, agents and representatives (collectively, “Representatives”) to, treat in confidence all documents, materials and other information which it shall have obtained

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regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be communicated to any third Person, except to employees, Representatives or Affiliates of Buyer or Seller with a need to know and such Persons shall be informed of the confidential nature of such information. No such Person shall use any such confidential information obtained from the other in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Licenses and consummating the transactions contemplated hereby. The obligation of each party to treat such documents, materials and other information in confidence, or to cause such documents, materials and other information in confidence, shall not apply to any information which (a) is or becomes available to a party hereto from a source other than another party hereto which source, to the knowledge of such party hereto, is not bound by an obligation of confidentiality with respect to such information, (b) is or becomes available to the public other than as a result of disclosure by a party or its Affiliates or Representatives, (c) is required (in the opinion of its counsel) to be disclosed under applicable Law or judicial process, but only to the extent it must be disclosed, (d) is independently developed by such party without reference to the confidential information of the other party; or (e) a party reasonably deems necessary to disclose to a Governmental Authority in order to obtain any of the consents or approvals contemplated hereby. In the event a party reasonably deems necessary the disclosure of this Agreement to a Governmental Authority, the parties shall use reasonable commercial efforts to secure confidential treatment of this Agreement by such Governmental Authority.

9.2 No Public Announcement. No party shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting or Securities and Exchange Commission disclosure obligations or applicable FCC disclosure obligations, including in connection with obtaining the FCC Consent, by a party or any of its Affiliates.

9.3 Notices. All notices, certifications, requests, demands, payments and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if mailed, by certified mail, first class postage prepaid, or if delivered personally, or if sent by facsimile, with transmission confirmed by telephone:

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If to Seller:

Louisiana Unwired LLC

One Lakeshore Drive

CM Tower, Suite 1900

Lake Charles, LA 70629

Attention: Thomas G. Henning

Telephone: 337-436-9000

Facsimile:

with a copy (which will not constitute notice) to:

Louis Fishman, Esq.

Correro, Fishman Haygood Phelps Walmsley & Casteix

201 St. Charles Avenue, 46th Floor

New Orleans, LA 70170-4600

Telephone: 504-586-5264

Facsimile: 504-586-5250

If to Buyer:

Cameron Communications L.L.C.

101 East Thomas Street

Sulphur, Louisiana 70663

Attention: George Mack

Telephone:

Facsimile:

With a copy to (which shall not constitute notice):

Lukas, Nace, Gutierrez & Sachs, Chartered

1650 Tysons Boulevard, Suite 1500

McLean, VA 22102

Attention: David A. LaFuria, Esq.

Telephone: (703) 584-8666

Facsimile: (703) 584-8694

or to such other address or addresses as may hereafter be specified by notice given by any of the above to the others. Notices given by United States certified mail as aforesaid shall be effective on the third Business Day following the day on which they were deposited in the mail. Notices delivered in person shall be effective upon delivery. Notices given by facsimile shall be effective when transmitted, provided facsimile notice is confirmed by telephone and is transmitted on a Business Day during regular business hours of the receiving party.

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9.4 Assignment; Successors and Assigns.

(a) The rights of any party under this Agreement shall not be assignable by such party hereto prior to the Closing without the prior written consent of the other; provided, however, that without the prior written consent of Seller, Buyer may assign all or any portion of Buyer’s rights and obligations under this Agreement to any Affiliate of Buyer; provided, further, that notwithstanding such assignment, Buyer shall not be released from any liabilities or obligations hereunder, and such assignment shall not be permitted if it would cause a delay of more than fifteen days in the receipt of the FCC Consent.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, other than the parties and their successors and permitted assigns, any right, remedy or claim under or by reason of this Agreement.

9.5 Entire Agreement; Amendments. This Agreement and the Schedules and Exhibits referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements and understandings between the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

9.6 Waivers. Any failure of either Buyer or Seller to comply with any obligation, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.7 Fees and Expenses. The parties hereto will share equally any and all filing fees associated with obtaining FCC Consent. Any regulatory filing fees with respect to the Licenses relating to the period prior to the Closing Date shall be the sole responsibility of Seller. Except as otherwise provided herein, each party hereto will pay all of its own costs and expenses incident to its negotiation and preparation of this Agreement and the consummation of the Transactions, including the fees, expenses and disbursements of its counsel and advisors.

9.8 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof; provided, however, that if the removal of such offending term or provision materially alters the burdens or benefits of any of the parties under this Agreement, the parties agree to negotiate in good faith such modifications to this Agreement as are appropriate to ensure the burdens and benefits of each party under such

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modified Agreement are reasonably comparable to the burdens and benefits originally contemplated and expected.

9.9 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

9.10 Further Assurances. Following the Closing, Seller shall execute and deliver to Buyer, or cause to be executed and delivered to Buyer, such other instruments of conveyance and transfer as Buyer may from time to time reasonably request or as may be otherwise necessary to more effectively convey and transfer the Licenses to Buyer, to vest title to the Licenses in Buyer, and to put the Buyer in possession of any part of the Licenses. As both parties have participated in the drafting of this Agreement, any ambiguity will not be construed against either party as the drafter.

9.11 No Third-Party Beneficiary. With the exception of the parties to this Agreement and their permitted successors and assigns, there shall exist no right of any Person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

9.12 Governing Law. This Agreement shall be governed by, enforced and construed in accordance with the laws of the State of Louisiana, without regard to choice of law principles.

9.13 Exclusive Jurisdiction; Venue.

(a) EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF LOUISIANA, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD.

(b) EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS OF THE STATE OF LOUISIANA, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION 9.13 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

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(c) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS.

9.14 Headings. Subject headings are included for convenience only and shall not effect the interpretation of any provisions of this Agreement.

9.15 Specific Performance. The parties recognize that in the event Seller should refuse to perform its obligations hereunder, monetary damages alone will not be adequate. Notwithstanding anything herein to the contrary, if Seller fails to perform any of its obligations under this Agreement, Buyer shall have the right, in addition to all other rights or remedies, to specific performance of the terms hereof. In the event of any action to enforce this Agreement specifically pursuant hereto, Seller hereby waives the defense that there is an adequate remedy at law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement for the Purchase and Sale of FCC Licenses to be executed as of the day and year first above written.

LOUISIANA UNWIRED LLC		CAMERON COMMUNICATIONS L.L.C.

By:	/s/ Thomas G. Henning	By:	/s/ Thomas G. Henning
	Name: Thomas G. Henning Title: Assistant Manager		Name: Thomas G. Henning Title: Vice President

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EXHIBIT 3.2(c)

(to Agreement for Purchase and Sale of FCC Licenses)

Form of Instrument of Assignment

INSTRUMENT OF ASSIGNMENT dated as of                  , 2005, by Louisiana Unwired LLC, a Louisiana limited liability company (“Seller”), in favor of Cameron Communications L.L.C., a Louisiana limited liability company (“Buyer”). Capitalized terms used herein without definition shall have the respective meanings assigned to them in the Purchase Agreement (as defined below).

WHEREAS, Sellers and Buyer have entered into the Agreement for Purchase and Sale of FCC Licenses (the “Purchase Agreement”) dated as of             , 2005 pursuant to which Seller has agreed to convey to Buyer the Licenses.

1. Assignment. Pursuant to Section 2.1 of the Purchase Agreement for valuable consideration paid to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller intending to be legally bound, does hereby sell, assign, transfer, convey and deliver to Buyer, it successors and assigns forever, all of Seller’s rights, title and interest in and to the Licenses, free and clear of all Encumbrances. THE LICENSES ARE BEING SOLD, ASSIGNED, CONVEYED, AND TRANSFERRED HEREUNDER “AS IS”. SELLER HAS NOT MADE AND IS NOT MAKING ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE LICENSES.

2. Terms of Purchase Agreement Control. Nothing contained in this Instrument of Assignment shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expend, enlarge or in any way effect the provisions set forth in the Purchase Agreement, and this Instrument of Assignment shall in all ways be governed by, and subject to, the Purchase Agreement.

3. Miscellaneous. This Instrument of Assignment (i) is executed pursuant to the Purchase Agreement and may be executed in counterparts, each of which as so executed shall be deemed to be an original, but all of which together shall constitute one instrument, (ii) shall be governed by and in accordance with the laws of the State of Louisiana, without regard to the principles of conflicts of law thereof and (iii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, Seller has caused this Instrument of Assignment to be executed and delivered as of this              day of July, 2005.

Louisiana Unwired LLC

By:
Name: Title:

Accepted by:

Cameron Communications, L.L.C.

By:
Name: Title:

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SCHEDULE 2.2

(to Agreement for Purchase and Sale of FCC Licenses)

Market Name	Call Sign	BTA Number	Frequency Block
El Dorado, AR	KNLG888	125	F
Lake Charles, LA	KNLG891	238	F
Monroe, LA	KNLG894	304	F
Pine Bluff, AR	KNLG897	348	F
Tuscaloosa, AL	KNLG904	450	F